Exhibit 10.6

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this "Agreement") is entered into at Southfield, Michigan, as of March 18, 2013, between UNIQUE FABRICATING INCORPORATED, a Delaware corporation (and, on the Closing Date (defined below), successor by merger to Merger Sub (defined below), with its chief executive office located at 800 Standard Parkway, Auburn Hills, Michigan 48326 (the "Borrower"), and RBS CITIZENS, N.A., a national banking association, with an address of 27777 Franklin, Southfield, Michigan 48034 (the "Bank").

FOR VALUE RECEIVED, and in consideration of the granting by the Bank of financial accommodations to or for the benefit of the Borrower, including without limitation respecting the Obligations (as hereinafter defined), the Borrower represents to and agrees with the Bank as follows:

1.	DEFINITIONS

The following terms used herein shall have the meanings given them below:

1.1           "Acquisition" shall mean the transactions described in the Acquisition Agreement (including the Merger) upon completion of which 100% of the capital stock of Borrower by shall be owned by UFI Acquisition.

1.2           "Acquisition Advance" shall mean an advance in principal amount not in excess of Six Million Seven Hundred Thousand Dollars ($6,700,000.00) to pay the initial part of the Acquisition Costs.

1.3           "Acquisition Agreement" shall mean that certain Agreement and Plan of Merger dated February 19, 2013, by and between UFI Acquisition, as "Buyer," Merger Sub, Borrower, and American Capital, Ltd. as the "Representative."

1.4           "Acquisition Costs" shall mean, collectively, reasonable fees and out-of-pocket transaction costs and expenses incurred by the Borrower through, and including, the Closing Date in connection with the Acquisition, including reasonable fees, commissions and costs of accountants, consultants, and attorneys related thereto.

1.5           "Affiliate" shall mean with respect to any Person, (a) any Person which, directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any subsidiary of such Person, or (iii) any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 5% or more of the Capital Stock having ordinary voting power for the election of directors (or comparable equivalent) of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

1.6           "Applicable Margin" means, with respect to Prime-based Loans, LIBOR-based Loans, Commitment Fees, and fees payable with respect to Letters of Credit, the per annum rate from time to time applicable with respect to such Prime-based Loans, LIBOR-based Loans, Letters of Credit fees or Commitment Fees, based on the pricing grid set forth below:

Level	Senior Leverage Ratio	Commitment Fee	Term Loan LIBOR Margin	Term Loan Prime Rate Margin	Revolving Credit LIBOR Rate Margin and Letters of Credit	Revolving Credit Prime Rate Margin
I	Less than 1.50 to 1.00	0.25%	3.00%	2.00%	2.75%	1.75%
II	Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	0.375%	3.25%	2.25%	3.00%	2.00%
III	Greater than or equal to 2.00 to 1.00	0.50%	3.50%	2.50%	3.25%	2.25%

For purposes of determining the Applicable Margins:

(a)          Level III pricing shall be in effect from the Closing Date until delivery by Borrower to Bank of its audited financial statements for the fiscal year ending December 31, 2013 ("Initial Adjustment Date").

(b)          The Applicable Margins shall be recomputed as of the end of each fiscal quarter ending after the Initial Adjustment Date based on the Senior Leverage Ratio as of such quarter end. Any increase or decrease in the Applicable Margins computed as of a quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is delivered to Bank by Borrower. If a Compliance Certificate is not delivered when due, then the rates in Level III shall apply as of the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

(c)          If, as a result of any restatement of or other adjustment to the financial statements of the Borrower, or for any other reason, the Borrower or the Bank determines that (i) the Senior Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Bank an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.

1.7           "Bank Affiliate" shall mean any "Affiliate" of the Bank.

1.8           “Bank Product Obligation” shall mean each obligation and liability of Borrower, absolute or contingent, due or to become due, now existing or hereafter arising or contracted, under each agreement to which Borrower and Bank and/or any Bank Affiliate are parties, relating to any of the following products, services or facilities extended by Bank or any Bank Affiliate to Borrower: (i) cash management services; (ii) swaps, caps, floors, collars, options, forwards, cross rights or obligations, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, index, credit or equity risks or similar products, including, without limitation, all products, services and facilities under each Hedging Contract in effect from time to time (including, without limitation, all regularly occurring payment obligations thereunder and all amounts due upon termination thereof), (iii) Letters of Credit; (iv) commercial credit card and merchant card services; and (v) other banking products and services as may be requested by Borrower from time to time from Bank or any Bank Affiliate.

1.9           "Borrowing Base" means an amount equal to the sum of (a) 85% of Eligible Accounts, plus (b) the lesser of 75% of Eligible Mexican Accounts, denominated in U.S. dollars, and $2,500,000.00, plus (c) the lesser of 50% of Eligible Inventory and $3,000,000.00.

1.10         "Capital Expenditures" means expenditures made and liabilities or commitments incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one (1) year, including, but not limited to, the direct or indirect acquisition of such assets or incurrence of such expenses by way of increased product or service charges, offset items or otherwise and payments with respect to capitalized lease obligations.

1.11         “Change of Control” means (i) a Company Asset Sale, (ii) any proposed transfer (in a sale or exchange of securities of UFI Acquisition or in a merger, consolidation or issuance, recapitalization, reorganization or other business combination or any similar transaction) of more than 50% of the Stockholders Shares then outstanding, (iii) UFI Acquisition ceases to have sufficient voting control of Borrower required to elect a majority of the Borrower's Board of Directors, or (iv) Taglich ceases to have sufficient voting control of UFI Acquisition required to elect a majority of UFI Acquisition's Board of Directors.

1.12         “Closing Date” means the date on which the conditions to the effectiveness of the Agreements set forth in Section 5.1 hereof have been satisfied.

1.13         “Closing Fee” shall mean a closing fee in the amount of One Hundred Seventy Six Thousand Two Hundred Fifty Dollars and 00/100 Dollars ($176,250.00) due and payable by Borrower to Bank on the date of this Agreement, which Borrower acknowledges has been fully earned by Bank and shall not be refundable under any circumstances.

1.14         "Code" shall mean the Michigan Uniform Commercial Code, as amended from time to time or, in connection with any lien as to which the laws of another jurisdiction govern perfection or enforcement thereof, the Uniform Commercial Code of that jurisdiction.

1.15         "Collateral" shall mean all of the Borrower's present and future right, title and interest in and to any and all of the personal property of the Borrower, whether such property is now existing or hereafter created, acquired or arising and wherever located from time to time, including without limitation:

(a)  accounts;

(b)  chattel paper;

(c)  goods;

(d)  inventory;

(e)  equipment;

(f)  fixtures;

(g)  farm products;

(h)  instruments;

(i)  investment property;

(j)  documents;

(k)  commercial tort claims;

(l)  deposit accounts;

(m)  letter-of-credit rights;

(n)  general intangibles (including patents, trademarks, copyrights);

(o)  supporting obligations; and

(p)  records of, accession to and proceeds and products of the foregoing.

1.16         “Collection Account” means Unique Mexico’s account number 4522324242 with Bank, established for the purpose of collecting accounts, receivable from time to time owed to Unique Mexico.

1.17         "Commitment Fees" mean commitment fees payable by Borrower with respect to the Revolving Loan Amount pursuant to Section 2.8 hereof.

1.18         “Company Asset Sale” means a sale of all or substantially all of the assets of UFI Acquisition and its Subsidiaries determined on a consolidated basis that is approved by the Board of UFI Acquisition.

1.19         “Compliance Certificate” means a compliance certificate in form and content satisfactory to Bank, delivered by Borrower pursuant to Section 6.15 hereof, demonstrating Borrower’s compliance with the covenants set forth in Section 7.1, in detail satisfactory to Bank.

1.20         “Consolidated EBITDA” shall mean, as of any date of determination, without duplication, (a) consolidated net income for such period plus (b) the sum of the following to the extent deducted in calculating consolidated net income for such period: (i) consolidated interest expense for such period, (ii) tax expense (including, without limitation, any federal, state, local and foreign income and similar taxes) of the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense of the Borrower and its Subsidiaries for such period, (iv) management fees paid pursuant to a management agreement with Taglich, in an amount not to exceed $300,000.00 per fiscal year, and (v) other non-cash charges, including non-cash charges for incentive stock programs (excluding reserves for future cash charges) and other adjustments agreed to by Bank minus (c) non-cash charges previously added back to consolidated net income in determining Consolidated EBITDA to the extent such non-cash charges have become cash charges during such period minus (d) any other non-recurring non-cash gains during such period (including, without limitation, (i) gains from the sale or exchange of assets and (ii) gains from early extinguishment of Indebtedness or Hedging Contracts.

1.21         "Debentures" shall mean the subordinated debentures issued by the Borrower to the Debenture Creditors, in the aggregate amount of Eleven Million Five Hundred Thousand and 00/100 Dollars ($11,500,000.00), which subordinated debentures have been subordinated in priority and right of payment to the Obligations pursuant to the Intercreditor Agreement.

1.22         "Debenture Creditor(s)" shall mean The Peninsula Fund V Limited Partnership, a Delaware limited partnership, and its successors and assigns.

1.23         "Debt Service Coverage Ratio" shall mean, as of the date of any determination thereof, a ratio (a) the numerator of which is Consolidated EBITDA minus cash taxes, minus unfinanced capital expenditures minus management fees, and (b) the denominator of which is interest expense plus scheduled principal payments on all Total Debt; all determined for the twelve-month period ended as of the date of determination.

1.24         “Default” means an event or occurrence which, with the giving of notice and/or passage of time, would constitute an Event of Default.

1.25         "Domestic Subsidiary" shall mean any subsidiary of Borrower organized under the laws of a state included in the United States.

1.26         "Eligible Account" means an account for goods delivered or services rendered to an account debtor, that meets the following criteria:

(a)	the account is evidenced by an invoice from Borrower or a Subsidiary to the account debtor dated not later than the date of the provision of services or delivery of the goods to which it relates;

(b)	the account is: (i) with respect to up to $1,250,000 of Eligible Accounts at any time included in the calculation of the Borrowing Base, not aged more than 120 days past the date of the invoice therefor or (if earlier) 120 days from the due date for payment provided in such invoice, and (ii) with respect to all other Eligible Accounts, not aged more than 90 days past the earlier of the date of the invoice therefor or the due date for payment provided in such invoice;

(c)	the Bank has a perfected first priority security interest in such account, and such account is not subject to any other lien other than Permitted Liens of the type described in clause (e) of the definition thereof;

(d)	the account evidences property actually sold, leased, licensed, assigned or otherwise disposed of or services actually provided by Borrower or a Subsidiary;

(e)	the account debtor on such account is organized under the laws of, and is located in, either the United States or Canada

(f)	the account is not due from an account debtor that is an Affiliate of Borrower;

(g)	is not subject to set-off, credit, defense, warranty claim, discount, rebate or allowance, except for discounts for prompt payment in accordance with Borrower's or the relevant Subsidiary's past practices, which discount is reflected in the face value of the invoice relating to such account;

(h)	the account debtor has not disputed the amount thereof and is not unable or unwilling to pay;

(i)	the account debtor thereon is not insolvent;

(j)	the account does not arise from a consignment, guaranteed sale, sale-or-return, sale-on-approval or any other repurchase or return basis;

(k)	the account debtor thereon is not the United States of America or any department, agency or instrumentality thereof, unless Borrower has demonstrated compliance, to the Lender's reasonable satisfaction, with the federal Assignment of Claims Act of 1940, 31 U.S.C. § 3727, 41 U.S.C. § 15 and the regulations promulgated thereunder with respect to such account;

(l)	the account is not owing by an account debtor with respect to whom the aggregate part of all Accounts owing to Borrower and its Subsidiaries which would fail to meet the qualification for Eligible Accounts described in clause (b) above exceeds twenty five (25%) of all Eligible Accounts;

(m)	if the account debtor on such account is a resident of any jurisdiction denying creditors access to its courts in the absence of qualification to transact business therein or the filing of a so-called "notice of business activities report" or other similar filing, Borrower or the relevant Subsidiary has taken all action required by the jurisdiction in question to have access to its courts; and

(n)	Borrower or the relevant Subsidiary, with respect to such account, has materially observed or complied with (1) all material applicable laws of the United States of America (including the Fair Labor Standards Act) and Canada and (2) all material applicable laws of the state in the United States of America or province in Canada in which the account debtor or the account is located which, if not observed and complied with, would deny Borrower access to the courts of such state or province.

In addition, (i) with respect to all accounts owed by any particular account debtor or its Affiliates, if the dollar value of such accounts, as reflected on the invoices therefor, exceeds thirty percent (30%) of the dollar value of all Eligible Accounts at any time, then the dollar value of such account debtor's Eligible Accounts will be reduced by such excess, and (ii) all deposits paid by the account debtors, and reserves for sales taxes will be deducted from the dollar value of the relevant Eligible Accounts.

1.27         "Eligible Inventory" means all inventory of Borrower or a Domestic Subsidiary, valued at the lower of cost or market on a first-in first-out basis, which is owned and held for sale (and not held for lease) that meets all of the following criteria:

(a)	it is owned solely by Borrower or a Domestic Subsidiary and Borrower or such Domestic Subsidiary has good, valid and marketable title, and which is subject to a perfected, first priority lien in favor of the Bank and is not subject to any other lien other than Permitted Liens of the type described in clause (e) of the definition thereof;

(b)	it is located and stored in the United States and on property that is either (i) owned or leased by Borrower or such Domestic Subsidiary or (ii) owned or leased by a warehouseman or bailee that has contracted with Borrower or such Domestic Subsidiary to store inventory on such warehouseman's or bailee's property and, where such inventory is located on a property that is leased by Borrower or such Domestic Subsidiary, or is in the possession of a warehouseman or bailee, either (y) Borrower or such Domestic Subsidiary will have delivered in favor of the Bank a collateral access agreement in form and substance reasonably acceptable to the Bank executed by such lessor, mortgagee, warehouseman or bailee, or (z) a rent reserve in an amount reasonably satisfactory to the Bank shall have been instituted and maintained in respect of such premises;

(c)	it is salable and is not obsolete, damaged spoiled or slow moving, has not been delivered for outside processing, conforms to applicable quality standards that are customary for such inventory, and otherwise conforms to the warranties and standards for eligibility contained herein;

(d)	it is not "in transit" from the supplier thereof to any Person, other than to the ultimate account debtor in respect thereof;

(e)	it is finished goods ready for sale or raw materials, and is not work-in-progress, display inventory, supply items, packaging, tooling, samples or literature;

(f)	such inventory is not packaging, labeling, manuals advertising materials, or supplies or other materials (except raw materials) used or consumed in Borrower's or such Domestic Subsidiary's business, or consisting of finished goods which do not conform to the order or contract pursuant to which those finished goods were produced;

(g)	it is not inventory which is produced in violation of the Fair Labor Standards Act and is subject to the so-called "hot goods" provisions contained in 29 USC 215(a)(i), or which fails to comply with any standard imposed by any governmental Person having authority over the disposition, manufacture, or use of that inventory; and

(h)	it is not inventory which is covered by a document (as defined in the UCC) unless the document is in the possession and control of Bank.

1.28         "Eligible Mexican Accounts" means accounts: (a) that meet all of the criteria for Eligible Accounts other than the criteria set forth in clauses (c) and (e) of the definition thereof, that are owed to Unique Mexico by an account debtor that is located in, and organized under the laws of, Mexico; (b) with respect to which the relevant account debtor has been instructed to pay directly into the Collection Account; and (c) that the Bank, in its sole discretion, has not otherwise deemed such account to be ineligible based on Bank's determination of (or inability to determine) the creditworthiness of the account debtor or impracticability or difficulty of collection activity with respect to such account or the relevant account debtor's failure to comply with prior instructions to pay directly to the Collection Account.

1.29         “Event of Default” means the occurrence of any of the events described in Section 8.1 of this Agreement.

1.30         "Excess Cash Flow" means, with respect to any twelve-month period ended as of the end of a first fiscal quarter of the Borrower, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to (a) Consolidated EBITDA for such period minus (b) consolidated capital expenditures not financed with funded debt minus (c) scheduled funded debt payments made during such period minus (d) consolidated interest expense (excluding any interest expense associated with intercompany indebtedness) for such period to the extent actually paid in cash minus (e) amounts paid in cash in respect of federal, state, local and foreign income taxes of the Borrower and its Subsidiaries with respect to such period minus (f) increases in consolidated working capital plus (g) decreases in working capital minus (h) optional prepayments of the Revolving Loans (to the extent simultaneously accompanied by a corresponding reduction of the Revolving Amount) and the Term Loan.

1.31         "Existing Investments" means the investments of Borrower and its Subsidiaries, existing on the Closing Date in: (a) Borrower's Subsidiaries; (b) a 49% membership interest in Diversified Accoustics LLC, a Michigan limited liability company; (c) a 10% interest in the capital stock of Entrotech, Inc., an Ohio corporation, and (d) of Unique Fabricating Realty LLC in a 5% membership interest in Joslyn-Collier LLC, a Michigan limited liability company.

1.32         "Foreign Subsidiary" shall mean a Subsidiary of Borrower that is not a Domestic Subsidiary.

1.33         “GAAP” means generally accepted accounting principles applied in a manner consistent with the application thereof used in the preparation of the financial statements referred to in Section 5.1(c) hereof.

1.34         “Hedging Contract” shall mean each agreement to which Borrower and Bank and/or any Bank Affiliate are parties relating to any swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, index, credit or equity risk.

1.35         "Hedging Obligations" shall mean any obligation or liability under any interest rate swap agreement, currency swap agreement, cap agreement or collar agreement, and any other agreement or arrangement approved by Bank to protect a Borrower against fluctuations in interest rates or currency exchange rates.

1.36         "Intercreditor Agreement" shall mean that certain Intercreditor and Subordination Agreement dated of even date herewith between Bank and Debenture Creditor providing (among other things) for the subordination of the indebtedness owed to Debenture Creditor to the Obligations and liens and security interests of Debenture Creditor to the liens and security interests of Bank.

1.37         "Interest Expense" means, for any period, all interest paid by the Borrower and its Subsidiaries on the Obligations, Debentures, any capital leases and any other indebtedness, excluding any deferred interest thereonon which the Borrower and its Subsidiaries elect (but are not required) to pay during such period.

1.38         "Interest Coverage Ratio" means, as the date of any calculation thereof, the ratio of EBITDA to Interest Expense of the Borrower and its Subsidiaries determined for the twelve month period ending as of the date of calculation.

1.39         "Letter of Credit" shall mean standby letters of credit issued by Bank pursuant to Section 2.9 of this Agreement.

1.40         "Letter of Credit Availability" shall mean, at any time, the lesser of (a) the Letter of Credit Sublimit, and (b) the lesser of the Revolving Loan Amount or the Borrowing Base Amount, minus the aggregate Revolving Loans then outstanding.

1.41         "Letter of Credit Obligations" shall mean, as of any date of determination, the sum of (i) the aggregate undrawn face amount of all Letters of Credit, and (ii) the aggregate unreimbursed amount of all drawn Letters of Credit not already converted to Revolving Loans as provided in Section 2.10.

1.42         "Letter of Credit Sublimit" shall mean One Million Thousand and 00/100 Dollars ($1,000,000.00).

1.43         "LIBOR" means (a) with respect to the Revolving Loans, the "LIBOR Advantage Rate" as defined in the Revolving Note, and (b) with respect to the Term Loan, the "LIBOR Rate" as defined in the Term Note.

1.44         "LIBOR-based Advance" means an advance of Revolving Loans or a portion of the Term Loan bearing interest at a rate based on LIBOR.

1.45          "LIBOR-based Rate" means, with respect to any Loan, LIBOR plus the Applicable Margin in effect from time to time for such Loan.

1.46         "Loans" means the Revolving Loans and the Term Loan.

1.47         "Loan Documents" means this Agreement, the Notes, all agreements, documents and instruments related to Bank Product Obligations and all Hedging Contracts and/or loans and security interests granted as security for Obligations, and any and all other documents, amendments or renewals executed and delivered in connection with any of the foregoing, if any, as each such agreement or instrument may be amended, modified or supplemented from time to time.

1.48         "Merger" means the merger of Merger Sub with and into Borrower on the Closing Date, in accordance with the terms of the Acquisition Agreement, with Borrower as the surviving corporation.

1.49         "Merger Sub" means UFI Merger Sub, Inc., a Delaware corporation.

1.50         "Notes" means the Revolving Note, the Term Note, and any other promissory note now or hereafter delivered by Borrower to Bank as evidence of Obligations.

1.51         "Obligation(s)" shall mean, without limitation, all loans (including without limitation, Revolving Loans and the Term Loan), advances, indebtedness, notes, liabilities, Bank Product Obligations, Hedging Obligations and amounts, liquidated or un-liquidated, owing by the Borrower to the Bank or any Bank Affiliate at any time, of each and every kind, nature and description, whether arising under this Agreement or any of the other Loan Documents or otherwise, and whether secured or unsecured, direct or indirect (that is, whether the same are due directly by the Borrower to the Bank or any Bank Affiliate, or are due indirectly by the Borrower to the Bank or any Bank Affiliate as endorser, guarantor or other surety, or as borrower of obligations due third persons which have been endorsed or assigned to the Bank or any Bank Affiliate, or otherwise), absolute or contingent, due or to become due, now existing or hereafter arising or contracted, including, without limitation, payment when due of all amounts outstanding from time to time under the Loan Documents. Said term shall also include all interest and other charges chargeable to the Borrower or due from the Borrower to the Bank or any Bank Affiliate from time to time and all costs and expenses referred to in this Agreement or any of the other Loan Documents.

1.52         "Permitted Liens" shall mean:

(a)	liens created by or otherwise existing, under or in connection with this Agreement or the other Loan Documents in favor of the Bank;

(b)	purchase money liens securing purchase money indebtedness (and refinancings thereof) and capital lease obligations, to the extent permitted under Section 7.2(iii) hereof;

(c)	liens for taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace, if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Borrower in conformity with GAAP (or, in the case of significant operations outside of the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);

(d)	any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien referred to in the foregoing clauses; provided that such extension, renewal or replacement lien shall be limited to all or a part of the property which secured the lien so extended, renewed or replaced (plus improvements on such property);

(e)	liens in favor of Debenture Creditor, securing the Debentures, which are subject to the Intercreditor Agreement and fully subordinate to the liens in favor of Bank;

(f)	encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of Borrower or its Subsidiaries to use such assets in their respective businesses, and none of which is violated in any material respect by existing or proposed structures or land use;

(g)	liens for taxes, assessments, or other governmental charges which are not delinquent or which are being contested in good faith and for which adequate reserves in accordance with GAAP have been established;

(h)	liens of mechanics, materialmen, warehousemen, carriers, or other similar statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business;

(i)	liens resulting from good faith deposits to secure payments of workmen’s compensation or other social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, contracts (other than for payment of Debt), or leases made in the ordinary course of business; and

(j)	until June 18, 2013, liens on cash collateral in amount not exceeding Six Hundred Ten Thousand Dollars ($610,000.00) granted to Wells Fargo Bank, National Association, as security for Borrower's obligations in connection with Borrower's deposit accounts and treasury management products with, and a certain $100,000 letter of credit issued by, Wells Fargo Bank, National Association.

1.53         "Person" or "party" means individuals, partnerships, corporations, limited liability companies and all other entities.

1.54         "Prime-based Advance" means an advance of Revolving Loans or a portion of the Term Loan bearing interest at a rate based on the Prime Rate.

1.55         "Prime-based Rate" means, with respect to any Loan, the Prime Rate plus the Applicable Margin from time to time in effect for such Loan.

1.56         "Residential Leasehold" means the premises leased by Borrower from Village Green of Rochester, commonly known as 552 Jacob Way, Rochester, Michigan.

1.57         "Revolving Loan Amount" means Twelve Million Five Hundred Thousand and 00/100 Dollars ($12,500,000.00).

1.58         "Revolving Loans" means the revolving loan advances under Section 2.1 of this Agreement.

1.59         "Revolving Maturity Date" means March 15, 2018.

1.60         "Revolving Note" means the revolving note executed and delivered by Borrower to Bank in the face amount equal to the Revolving Loan Amount, as evidence of Revolving Loans.

1.61         "Senior Debt" shall mean, as of any date of determination, Total Debt, excluding Subordinated Debt.

1.62         "Senior Leverage Ratio" means, as of any date of determination, a ratio, the numerator of which is Senior Debt as of the date of such determination, and the denominator of which is Consolidated EBITDA determined for the twelve-month period ended as of such date of determination.

1.63         “Stockholder Shares” means (i) any Common Stock now owned or hereafter purchased or otherwise acquired by any Stockholder of UFI Acquisition, and (ii) any equity securities issued or issuable directly or indirectly with respect to the Common Stock of UFI Acquisition referred to in clauses (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular shares constituting Stockholder Shares, such shares will cease to be Stockholder Shares when they have been sold through a Public Sale.

1.64         "Subordinated Debt" means all (a) principal amounts due and owing under the Debentures; and (b) all accrued and unpaid management fees due and owing to Taglich pursuant to a certain management agreement between Borrower and Taglich to the extent repayment thereof is subordinated to the payment of the Obligations pursuant to a subordination agreement in form and content satisfactory to the Bank.

1.65         "Subsidiary" means a Person with respect to which Borrower owns more than 50% of the issued and outstanding capital stock or other equity interests.

1.66         "Taglich" means Taglich Private Equity, LLC, a Delaware limited liability company.

1.67         "Term Loan" means the term loan advanced by Bank to Borrower under Section 3.1 of this Agreement.

1.68         "Term Loan Amount" means Eleven Million and 00/100 Dollars ($11,000,000.00).

1.69         "Term Loan Maturity Date" means March 15, 2018.

1.70         "Term Note" means the term note executed and delivered by Borrower to Bank in the face amount equal to the Term Loan Amount, as evidence of the Term Loan.

1.71         "Total Debt" shall mean, as of any date of determination, all borrowed money as reflected in the consolidated financial statements of Borrower, determined in accordance with GAAP.

1.72         "Total Leverage Ratio" shall mean, as of any date of determination, a ratio, the numerator of which is Total Debt as of the date of such determination, and the denominator of which is Consolidated EBITDA determined for the twelve-month period ended as of such date of determination.

1.73         "UFI Acquisition" means UFI Acquisition, Inc., a Delaware corporation.

1.74         "Unique Mexico" means Unique Fabricating de Mexico, S.A. de C.V., a wholly owned Foreign Subsidiary of Borrower organized under the laws of Mexico.

1.75         "Unique Realty" means Unique Fabricating Realty, LLC, a Michigan limited liability company.

1.76         "Unique South" means Unique Fabricating South, Inc., a wholly owned Domestic Subsidiary of Borrower organized under the laws of the State of Michigan.

2.	REVOLVING FACILITY

2.1           Revolving Loans. Bank agrees, subject to the terms and conditions of this Agreement, to make the Revolving Loans to or for the account of Borrower, upon Borrower's request therefor, in an aggregate amount at any time outstanding not to exceed the lesser of the Revolving Loan Amount or the Borrowing Base, minus (in each case) the face amount of any Letters of Credit then issued and unexpired. The Revolving Loans shall be evidenced by the Revolving Note. Unless terminated earlier in accordance with the terms of this Agreement, the Bank’s agreement to hold open the credit facility under this Agreement shall expire on the Revolving Maturity Date.

2.2           Revolving Loan Account. An account shall be opened on the books of Bank in which account a record will be kept of all Revolving Loans, and all payments thereon and other appropriate debits and credits as provided by this Agreement. The aggregate unpaid amount of the Revolving Loans so recorded shall, in the absence of manifest error, be conclusive and binding on Borrower.

2.3           Interest. Interest respecting the Revolving Loans will be charged to Borrower on the principal amount from time to time outstanding at the Prime-based Rate or LIBOR-based Rate specified in the Revolving Note, and Borrower agrees to pay such interest, as well as all other amounts coming due under the Loan Documents, in accordance with the terms of this Agreement, the Revolving Note and the other Loan Documents.

2.4           Repayment. The Revolving Loans, and all then accrued and unpaid interest thereon, shall be due and payable to Bank on the Revolving Maturity Date.

2.5           Overadvances. Any portion of Revolving Loans that at any time exceed the lesser of the Revolving Loan Amount or the Borrowing Base, minus (in each case) the face amount of any Letters of Credit then issued and unexpired (such portion, an “Overadvance”), shall not limit the obligations of Borrower or any of the Bank’s rights or remedies hereunder or under any of the other Loan Documents or otherwise and each such Overadvance shall constitute part of the Obligations, shall be secured by the Collateral, shall be due and payable by Borrower to the Bank immediately, without notice or demand, and, while outstanding, shall bear interest at the applicable rates set forth in the Revolving Note. All checks or other items paid by Bank which cause an overdraft in any deposit account maintained by Borrower with Bank shall, at the option of the Bank, constitute an advance of Revolving Loans to Borrower pursuant to this Agreement, that shall bear interest while outstanding at the applicable rates set forth in the Revolving Note, be repayable on DEMAND, and shall be secured by the Collateral.

2.6           Authorized Persons; Advances. Any person duly authorized by a general borrowing resolution of the Borrower, or in the absence of such a resolution, the President, Treasurer or any Vice President of the Borrower may request Revolving Loans hereunder, either orally or otherwise, but the Bank at its option may require that all requests for loans hereunder shall be in writing. The Bank shall incur no liability to Borrower in acting upon any request referred to herein which the Bank believes in good faith to have been made by an authorized person or persons. Each Revolving Loan hereunder may be credited by Bank to any deposit account of Borrower with Bank or with any other bank with which Borrower maintains a deposit account, or may be paid to Borrower (or as Borrower instructs) or may be applied to any Obligations, as Bank may in each instance elect.

2.7           Monthly Statement. At the option of the Bank, after the end of each month, Bank will render to Borrower a statement of the Revolving Loan account, showing all applicable credits and debits. Each statement shall be considered correct and to have been accepted by Borrower and shall be conclusively binding upon Borrower in respect of all charges, debits and credits of whatsoever nature contained therein respecting the Revolving Loans, and the closing balance shown therein, unless Borrower notifies Bank in writing of any discrepancy within twenty (20) days from the mailing by Bank to Borrower of any such monthly statement.

2.8           Commitment Fee. Borrower shall pay to Bank a Commitment Fee with respect to the Revolving Loan Amount, quarterly in arrears, on the first business day of each June, September, December and March, in an amount equal to the Applicable Margin for Commitment Fees in effect during such quarter, multiplied by the daily average amount by which the Revolving Loan Amount exceeded the aggregate amount of Revolving Loans and Letters of Credit during such quarter.

2.9           Letter of Credit Advances. Subject to the terms of this Agreement, the Borrower may request from Bank, and Bank agrees to issue, standby letters of credit at any time prior to the Revolving Maturity Date. In connection with each such request the Borrower must complete and deliver to the Bank the Bank's standard letter of credit documentation, including an application and reimbursement agreement. Each Letter of Credit must be in form and substance satisfactory to the Bank (including provisions with respect to the conditions under which a drawing may be made thereunder and the documentation required in connection with any such drawing) and must expire not later the earlier of (i) one (1) year from the date of issuance, or (ii) five (5) Business Days prior to the Revolving Maturity Date. Notwithstanding anything in this Agreement to the contrary, the aggregate stated amount of Letters of Credit outstanding at any time shall not exceed the Letter of Credit Sublimit; and the aggregate Letter of Credit Obligations outstanding at any time shall not exceed the Letter of Credit Availability. Each Letter of Credit issued pursuant to this Agreement shall reduce the amount otherwise available for Advances in the form of Revolving Loans, in an amount equal to the stated amount thereof. With respect to each Letter of Credit, Borrower shall pay to Bank, upon the issuance thereof, a Letter of Credit fee calculated at the Applicable Margin for Letters of Credit in effect as of the date of such issuance.

2.10         Reimbursement of Letter of Credit Draws. Each payment by the Bank of a draft drawn under a Letter of Credit shall immediately give rise to a reimbursement obligation on the part of the Borrower, in favor of the Bank, for the amount thereof and shall bear interest, payable on demand, for each day until the Borrower reimburses the Agent therefor the Prime-based Rate for Revolving Loans. Notwithstanding the foregoing, prior to the occurrence of an Event of Default, such reimbursement obligation shall be automatically funded by an Advance of a Revolving Loan (but only to the extent that the aggregate amount of Revolving Loans and Letters of Credit then outstanding do not exceed the lesser of the Revolving Loan Amount and the Borrowing Base). Advances effected in accordance with this subsection will be advanced as Prime-based Rate Advances, and shall thereupon constitute Advances of the Revolving Loan made in accordance with and subject to the provisions of this Agreement. The Borrower's obligation to reimburse the Bank in respect of all draws made under Letters of Credit shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the beneficiary of such Letter of Credit, the Bank or any other Person, including, without limitation, any defense based on the failure of any drawing to conform to the terms of such Letter of Credit, any drawing document proving to be forged, fraudulent or invalid, or the legality, validity, regularity or enforceability of such Letter of Credit.

3.	TERM LOAN FACILITY

3.1           Term Loan. Subject to the terms and conditions of this Agreement, the Bank hereby agrees to make a loan to Borrower in the original principal amount equal to the Term Loan Amount. The Term Loan shall be evidenced by the Term Note.

3.2           Interest. Interest respecting the Term Loan will be charged to Borrower on the principal amount from time to time outstanding at the Prime-based Rate or LIBOR-based Rate as provided in the Term Note, and Borrower agrees to pay such interest, as well as all other amounts coming due under the Loan Documents, in accordance with the terms of this Agreement, the Term Note and the other Loan Documents.

3.3           Repayment. The Term Loan shall be payable to Bank in quarterly principal installments of Three Hundred Ninety Two Thousand Eight Hundred Fifty-seven and 14/100 Dollars ($392,857.14), each, due and payable on the first (1st) day of each June, September, December and March until the Term Loan Maturity, when the entire principal balance thereunder then outstanding, and all accrued and unpaid interest thereon, shall be due and payable in full.

3.4           Excess Cash Flow Recapture. Annually, within 30 days after delivery of Borrower's financial statements for the first fiscal quarter of each year, Borrower shall prepay Term Loan principal in an amount equal to 50% of Excess Cash Flow for the twelve-month period ending on the last day of such fiscal quarter. Such payment shall be due (i) first, with respect to Excess Cash Flow for the twelve-month period ending March 31, 2014, and (ii) thereafter, for each subsequent twelve-month period until Senior Leverage Ratio calculated as of the end of the relevant twelve-month period is less than 2.00:1.00.

4.	GRANT OF SECURITY INTEREST

4.1           Grant of Security Interest. The Borrower hereby grants to the Bank (for its own account and as agent on behalf of each Bank Affiliate to the extent an Obligation is owed to such Bank Affiliate at any time) a security interest in, a lien on and pledge and assignment of the Collateral. The security interest granted by this Agreement is given to and shall be held by the Bank as security for the payment and performance of all Obligations, including, without limitation, all amounts outstanding pursuant to the Loan Documents.

4.2           Ordinary Course of Business. Subject to the Bank’s rights and remedies hereunder and as provided by law or in equity, the parties agree that (a) the Borrower will hold, process, sell, use or consume in the manufacture or processing of finished goods, or otherwise dispose of inventory for fair consideration, all in the ordinary course of the Borrower's business, but not, without limitation, by way, directly or indirectly, of sales to creditors or in bulk or sales or other dispositions occurring under circumstances which would or could create any lien or interest adverse to the Bank’s security interest in the inventory or other right hereunder in the proceeds resulting therefrom, and (b) the Borrower may receive from the debtors all amounts due as proceeds of the Collateral; provided, however, that the Bank may at any time, upon the occurrence of an Event of Default, terminate all or any part of the Borrower’s rights described in the preceding sentence or elsewhere in this Agreement in respect of the Collateral, and, without limitation, notify debtors to make all payments due as proceeds of the Collateral to the Bank. Until Bank shall otherwise notify Borrower, all proceeds of and collections of Collateral shall be retained by Borrower and used solely for the ordinary and usual operation of its business. From and after notice by Bank to Borrower, all proceeds of and collections of the Collateral shall be held in trust by Borrower for Bank and shall not be commingled with other funds or deposited in any account of Borrower at any bank other than the Bank, and Borrower agrees to deliver to Bank on the dates of receipt thereof, duly endorsed to Bank or to bearer, or assigned to Bank, as may be appropriate, all proceeds of the Collateral in the identical form received by Borrower.

4.3           Allowances. Absent an Event of Default, the Borrower may grant such allowances or other adjustments to its account debtors (exclusive of extending the time for payment of any item which shall not be done without first obtaining the Bank’s written consent in each instance) as the Borrower may reasonably deem to accord with sound business practice, including, without limiting the generality of the foregoing, accepting the return of all or any part of the inventory.

4.4           Records. The Borrower shall deliver to the Bank from time to time promptly at the Bank’s request all invoices, original documents of title, contracts, chattel paper, instruments and any other writings relating thereto, and other evidence of performance of contracts, or evidence of shipment or delivery of the merchandise or of the rendering of services; and the Borrower will deliver to the Bank promptly at the Bank’s request from time to time additional copies of any or all of such papers or writings, and such other information with respect to any of the Collateral and such schedules of inventory, schedules of accounts and such other writings as the Bank may in its sole discretion deem to be necessary or effectual to evidence any loan hereunder or the Bank’s security interest in the Collateral.

4.5           Legends. The Borrower shall promptly make, stamp or record such entries or legends on the Borrower's books and records or on any of the Collateral (including, without limitation, chattel paper) as Bank shall request from time to time, to indicate and disclose that Bank has a security interest in such Collateral.

4.6           Inspection. The Bank, or its representatives, at any time and from time to time, shall have the right at the sole cost and expense of Borrower, and the Borrower will permit the Bank and/or its representatives: (a) to examine, check, make copies of or extracts from any of the Borrower's books, records and files (including, without limitation, orders and original correspondence); (b) to perform field exams or otherwise inspect and examine the Collateral and to check, test or appraise the same as to quality, quantity, value and condition; and (c) to verify the Collateral or any portion or portions thereof or the Borrower's compliance with the provisions of this Agreement.

4.7           Title to Collateral. At the date hereof the Borrower is (and as to Collateral that the Borrower may acquire after the date hereof, on the date of such acquisition, will be) the lawful owner of the Collateral, and the Collateral and each item thereof is, will be and shall at all times this Agreement remains in effect continue to be free of all restrictions, liens, encumbrances or other rights, title or interests (other than the security interest therein granted to the Bank under the Loan Documents and Permitted Liens). The Borrower has and will have full power and authority to grant to the Bank a security interest in the Collateral, and the Borrower has not transferred, assigned, sold, pledged, encumbered, subjected to lien or granted any security interest in, and will not transfer, assign, sell (except sales or other dispositions in the ordinary course of business in respect to inventory as expressly permitted in this Agreement), pledge, encumber, subject to lien or grant any security interest in any of the Collateral (or any of the Borrower's right, title or interest therein), to any person other than the Bank. The Collateral is and will be valid and genuine in all respects. The Borrower hereby warrants and covenants to defend the Bank’s right to and interest in the Collateral against all claims and demands of all persons whatsoever.

4.8           Location of Collateral. Except for sale, processing, use, consumption or other disposition in the ordinary course of business, the Borrower will keep all inventory and equipment only at locations specified in this Agreement or specified to the Bank in writing. The Borrower shall, during the term of this Agreement, keep the Bank currently and accurately informed in writing of each location where the Borrower's records relating to its accounts and contract rights, respectively, are kept, and shall not remove such records or any of them to another location without giving the Bank at least thirty (30) days prior written notice thereof.

4.9           Third Parties. The Bank shall not be deemed to have assumed any liability or responsibility to the Borrower or any third person for the correctness, validity or genuineness of any instruments or documents that may be released or endorsed to the Borrower by the Bank (which shall automatically be deemed to be without recourse to the Bank in any event) or for the existence, character, quantity, quality, condition, value or delivery of any goods purporting to be represented by any such documents; and the Bank, by accepting such security interest in the Collateral, or by releasing any Collateral to the Borrower, shall not be deemed to have assumed any obligation or liability to any supplier or debtor or to any other third party, and the Borrower agrees to indemnify and defend the Bank and hold it harmless in respect to any claim or proceeding arising out of any matter referred to in this paragraph.

4.10         Payment of Accounts. Each account or other item of Collateral, other than inventory and equipment, will be paid in full on or before the date shown as its due date in the schedule of Collateral, in the copy of the invoice(s) relating to the account or other Collateral or in contracts relating thereto. Upon any suspension of business, assignment or trust mortgage for the benefit of creditors, dissolution, petition in receivership or under any chapter of the Bankruptcy Code as amended from time to time by or against any debtor, any debtor becoming insolvent or unable to pay its debts as they mature or any other act of the same or different nature amounting to a business failure, the Borrower will immediately notify the Bank thereof.

4.11         Notice to Account Debtors. The Borrower agrees, promptly upon the request of the Bank, to notify all or any of the debtors in writing of the Bank’s security interest in the Collateral in whatever manner the Bank requests and, hereby authorizes the Bank, at the Borrower’s expense, to notify all or any of the debtors of the Bank’s security interest in the Borrower's accounts and the other Collateral and, without limiting any other right or remedy the Bank may have at any time, to direct all or any debtors to make all payments with respect to the accounts and the other Collateral directly to the Bank following the occurrence of an Event of Default.

5.	CONDITIONS

5.1           Conditions to Closing. This Agreement shall close upon satisfaction of the following conditions precedent:

(a)	Execution of Loan Documents. Bank shall have received (i) this Agreement, (ii) the Notes, and (iii) all other certificates, agreements and documents described on the closing checklist attached as Exhibit 5.1 to this Agreement, in each case conforming to the requirements of this Agreement.

(b)	Insurance. Bank shall have received copies of insurance policies or binding evidence of insurance evidencing liability and casualty insurance meeting the requirements set forth herein.

(c)	Financial Information. Bank shall have received copies of unaudited financial statements for Borrower for its fiscal year ended December 31, 2012.

(d)	Legal Opinions of Counsel. Bank shall have received a legal opinion from legal counsel to the Borrower and its Subsidiaries, dated as of the Closing Date in form and substance satisfactory to Bank.

(e)	Landlord Waivers. Bank shall have received landlord waivers in form and content satisfactory to Bank, with respect to the properties which are leased by Borrower or any of its Domestic Subsidiaries other than the Residential Leasehold.

(f)	Fees and Expenses. Borrower shall have (i) reimbursed Bank for all of Bank’s fees and expenses, including attorneys' fees and expenses, incurred by Bank for the negotiation and preparation of the Loan Documents and in making the Loans, and (ii) paid to Bank the Closing Fee.

(g)	Excess Availability. Borrower shall have availability under the Revolving Loans, after the initial funding of Advances hereunder, not less than twenty percent (20%) of the lesser of the Revolving Loan Amount or the Borrowing Base.

(h)	Acquisition. Bank shall have received true and complete copies of (i) the Acquisition Agreement and the certificate of merger effective after the Merger, and such evidence that Bank shall require that, upon the initial Advance thereunder, the Acquisition and Merger will be complete and closed on the Closing Date and upon the terms set forth in the Acquisition Agreement, (ii) the Debenture, and such evidence as Bank shall require that, simultaneously with the initial Advance thereunder, the proceeds of the Debenture will be available to fund the part of the cash consideration for the Acquisition over and above the portion financed with the Acquisition Advance hereunder, and (iii) evidence satisfactory to Bank that, on or prior to the Closing Date, UFI Acquisition has provided to Borrower additional equity in an amount not less than Thirteen Million Five Hundred Thousand and 00/100 Dollars ($13,500,000.00) (excluding any GAAP purchase recounting adjustments) for the purpose of financing, in part, the Acquisition.

(i)	Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to Bank and Bank’s counsel.

(j)	Subsection 5.2 Conditions. The conditions specified in Section 5.2 shall be satisfied on the Closing Date as if Loans were to be made on such date.

5.2           Conditions to All Extensions of Credit. The obligation of the Bank to make any advance hereunder (including the Acquisition Advance and other Loans to be made on the Closing Date) and/or to issue Letters of Credit is subject to the satisfaction of the following conditions precedent on the date of making such advance or issuance of such Letter of Credit:

(a)	Representations and Warranties. The representations and warranties herein and in the other Loan Documents, or which are contained in any certificate furnished at any time under or in connection herewith, shall be true and correct on and as of the date of such extension of credit as if made on and as of such date.

(b)	No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extension of credit to be made on such date.

6.	REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants to the Bank and, as applicable, covenants to the Bank, that:

6.1           Organization and Qualification. Borrower and each of its Subsidiaries are duly organized and validly existing corporations in good standing under the laws of their respective jurisdictions of organization and each of them, has the power to own its property and conduct its business as now conducted and as currently proposed to be conducted, and is duly qualified to do business under the laws of each jurisdiction where the nature of the business done or property owned requires such qualification.

6.2           Subsidiaries. Borrower has no Subsidiaries other than Unique South, Unique Realty and Unique Mexico, and the Borrower has never consolidated, merged or acquired substantially all of the assets of any other entity or Person other than pursuant to the Merger.

6.3           Corporate Records. The corporate charter, articles of incorporation and all amendments thereto of Borrower and each of its Subsidiaries, and all other organizational documents, as applicable, have been duly filed and are in proper order. All outstanding capital stock or other evidence of ownership issued by the Borrower was and is properly issued and all books and records of the Borrower and its Subsidiaries, including but not limited to its minute books, bylaws and books of account, are accurate and up to date and will be so maintained.

6.4           Title to Properties; Absence of Liens. Except as identified on Schedule 6.4 hereto, Borrower and each of its Subsidiaries has good and clear record and marketable title to all of its properties and assets, and all of their respective properties and assets are free and clear of all mortgages, liens, pledges, charges, encumbrances and setoffs, other than the security interest therein granted to the Bank and Permitted Liens.

6.5           Places of Business. The location of Borrower's chief executive office is correctly stated in the preamble to this Agreement, and Borrower shall, during the term of this Agreement, keep the Bank currently and accurately informed in writing of each of its other places of business, and shall not change the location of such chief executive office or open or close, move or change any material existing or new place of business without giving the Bank at least thirty (30) days prior written notice thereof.

6.6           Valid Obligations. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary corporate action, and each represents a legal, valid and binding obligation of Borrower and its Subsidiaries and is fully enforceable according to its terms, except as limited by laws relating to the enforcement of creditors' rights.

6.7           Conflicts. There is no provision in the organizational documents, or in any indenture, contract or agreement to which Borrower or any Subsidiary is a party which prohibits, limits or restricts the execution, delivery or performance of the Loan Documents and neither the execution, delivery nor performance of the Loan Documents constitute a default, event of default or event of similar import under any indenture, contract or agreement to which Borrower, or any of its Subsidiaries, is a party.

6.8           Governmental Approvals. The execution, delivery and performance of the Loan Documents does not require any approval of or filing with any governmental agency or authority.

6.9           Litigation, etc. To Borrower’s actual knowledge, there are no actions, claims or proceedings pending or to the knowledge of Borrower threatened against Borrower or any of its Subsidiaries which might materially adversely affect the ability of Borrower or any of its Subsidiaries to conduct its business or to pay or perform the Obligations or which might adversely affect any material portion of the Collateral or the Bank’s interest therein.

6.10         Taxes. Except as identified on Schedule 6.10 hereto, the Borrower and each Subsidiary has filed all Federal, state and other tax returns required to be filed (except for such returns for which current and valid extensions have been filed), and all taxes, assessments and other governmental charges due from the Borrower and each Subsidiary have been fully paid. The Borrower has established on its books reserves adequate for the payment of all Federal, state and other tax liabilities (if any).

6.11         Use of Proceeds. The proceeds of the Loan will be used (i) initially, to repay previously existing indebtedness of Borrower, (ii) second, to provide a portion of the purchase price related to the Acquisition not greater than the Acquisition Advance, and (iii) thereafter, for working capital purposes of Borrower and its Subsidiaries, and will not be used for personal, family or household purposes or the purpose of purchasing or carrying margin stock or margin securities within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

6.12         Environmental. Neither the Borrower nor any of its Subsidiaries, nor to Borrower’s actual knowledge, any of Borrower’s agents, employees or independent contractors (1) have caused or are aware of a release or threat of release of Hazardous Materials (as defined herein) on any of the premises or personal property owned or controlled by Borrower or any Subsidiary ("Controlled Property") or any property abutting Controlled Property ("Abutting Property"), which could give rise to liability under any Environmental Law (as defined herein) or any other Federal, state or local law, rule or regulation; (2) have arranged for the transport of or transported any Hazardous Materials in a manner as to violate, or result in potential liabilities under, any Environmental Law; (3) have received any notice, order or demand from the Environmental Protection Agency or any other Federal, state or local agency under any Environmental Law; (4) have incurred any liability under any Environmental Law in connection with the mismanagement, improper disposal or release of Hazardous Materials; or (5) are aware of any inspection or investigation of any Controlled Property or Abutting Property by any Federal, state or local agency for possible violations of any Environmental Law.

To the best of Borrower's knowledge, neither the Borrower nor any of its Subsidiaries, nor any prior owner or tenant of any Controlled Property, committed or omitted any act which caused the release of Hazardous Materials on such Controlled Property which could give rise to a lien thereon by any Federal, state or local government. No notice or statement of claim or lien affecting any Controlled Property has been recorded or filed in any public records by any Federal, state or local government for costs, penalties, fines or other charges as to such property. All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the ownership, operation, or use of the Controlled Property, including without limitation, the past or present generation, treatment, storage, disposal or release of any Hazardous Materials into the environment, have been duly obtained or filed.

Borrower agrees to indemnify and hold the Bank and each Bank Affiliate harmless from all Claims (as hereinafter defined) arising from or in any way related to (i) any and all violations of any Environmental Law (including those arising from any lien by any Federal, state or local government arising from the presence of Hazardous Materials) by Borrower and/or any Subsidiaries, or (ii) the presence of Hazardous Materials located on or emanating from any Controlled Property or Abutting Property whether existing or not existing and whether known or unknown at the time of the execution hereof and regardless of whether or not caused by, or within the control of Borrower or any Subsidiary, including, without limitation, any inspection, investigation, cleanup, environmental engineering or other remedial response efforts. Borrower further agrees to reimburse Bank and each Bank Affiliate upon demand for any costs incurred by Bank in connection with the foregoing. Borrower agrees that its obligations hereunder shall be continuous and shall survive the repayment of all Obligations and other debts to Bank, if any, and shall continue so long as a valid claim may be lawfully asserted against the Bank or any Bank Affiliate.

The term "Hazardous Materials" includes but is not limited to any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives.

The term "Environmental Law" means any present and future Federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Materials, relating to liability for or costs of remediation or prevention of releases of Hazardous Materials or relating to liability for or costs of other actual or threatened danger to human health or the environment. The term "Environmental Law" includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; the River and Harbors Appropriation Act.

6.13         Payments and Performance. Borrower will duly and punctually pay all Obligations becoming due to the Bank and each Bank Affiliate and will duly and punctually perform all Obligations on its part to be done or performed under each of the Loan Documents.

6.14         Books and Records; Inspection. Borrower will, and shall cause each Subsidiary to, at all times keep proper books of account in which full, true and correct entries will be made of its transactions in accordance with GAAP, adequate to determine fairly the financial condition and the results of operations of Borrower. At all reasonable times, Borrower will, and shall cause each Subsidiary to, make its respective books and records available in its offices for inspection, examination and duplication by the Bank and the Bank’s representatives and will permit inspection of the Collateral and all of their respective properties by the Bank and the Bank’s representatives. Borrower will from time to time furnish the Bank with such information and statements as the Bank may request in its sole discretion with respect to the Obligations or the Bank’s security interest in the Collateral and/or other security granted for the Obligations. Borrower shall, during the term of this Agreement, keep the Bank currently and accurately informed in writing of each location where Borrower's and each Subsidiary’s records relating to its accounts and contract rights are kept, and shall not remove such records to another location without giving the Bank at least thirty (30) days prior written notice thereof.

6.15         Financial Statements. Borrower will furnish to Bank:

(a)	as soon as available, but in any event within 120 days after the close of each fiscal year, a full and complete signed copy of consolidated financial statements, audited by certified public accountants acceptable to Bank, which shall include a balance sheet of the Borrower and its Subsidiaries, as at the end of such year, statement of cash flows and statement of profit and loss of the Borrower and its Subsidiaries reflecting the results of its operations during such year, bearing the unqualified opinion of such certified public accountants and prepared on an audited basis in accordance with generally accepted accounting principles, consistently applied together with any so-called management letter;

(b)	within thirty (30) days after the end of each calendar month a balance sheet of Borrower and its Subsidiaries as of the end of each such month and a statement of income of Borrower and its Subsidiaries (including a statement of revenues and expenses for each of Borrower's and any Subsidiary's business segments and corporate charges) and cash flows for such month and for the period from the beginning of the fiscal year to the end of such month, certified to be accurate and complete by an authorized representative of Borrower having responsibility for financial matters of Borrower, subject to audit, footnotes and normal year-end adjustments, and certifying that there exists no Default or Event of Default or, if any Default or Event of Default exists, specifying the nature thereof, the period of existence thereof and what action Borrower proposes to take with respect thereto.

(c)	within twenty (20) days after the end of each calendar month, (i) an aged accounts receivable and accounts payable report, (ii) a perpetual inventory report, and (iii) a Borrowing Base report, each as of the last day of the immediately preceding month, each in form and detail as specified by and acceptable to Bank.

(d)	within forty five (45) days after the end of each quarter, a balance sheet of Borrower as of the end of each such quarter and a statement of income of Borrower (including a statement of revenues and expenses for each of Borrower's business segments and corporate charges) and cash flows for such quarter and for the period from the beginning of the fiscal year to the end of such quarter, certified to be accurate and complete by an authorized representative of Borrower having responsibility for financial matters of Borrower, subject to audit, footnotes and normal year-end adjustments, and a Compliance Certificate containing the calculations demonstrating Borrower's compliance or noncompliance with the financial covenants contained in Section 7.1 hereof, and certifying that there exists no Default or Event of Default or, if any Default or Event of Default exists, specifying the nature thereof, the period of existence thereof and what action Borrower proposes to take with respect thereto.

(e)	within thirty (30) days after the end of each fiscal year, a projected operating budget for Borrower and its Subsidiaries for the following fiscal year, which includes projected Revolving Loan availability, cash flow, profit and loss, and balance sheet forecasts by month for the twelve (12) month period comprising such fiscal year, in form and content satisfactory to Bank in its sole discretion; and

(f)          all other reports, documents and information Bank may reasonably request.

6.16         Conduct of Business. The Borrower will, and will cause each Subsidiary to, maintain its existence in good standing and comply with all laws and regulations of the United States and of each applicable state thereof and of each applicable political subdivision thereof, and of any governmental authority which may be applicable to it or to its business.

6.17         Contact with Accountant. The Borrower hereby authorizes the Bank to directly contact and communicate with any accountant employed by Borrower in connection with the review and/or maintenance of Borrower's books and records or preparation of any financial reports delivered by or at the request of Borrower to Bank.

6.18         Taxes. Borrower will, and shall cause each Subsidiary to, promptly pay all real and personal property taxes, assessments and charges and all franchise, income, unemployment, retirement benefits, withholding, sales and other taxes assessed against it or payable by it before delinquent; provided that this covenant shall not apply to any tax assessment or charge which is being contested in good faith and with respect to which reserves have been established and are being maintained. The Bank may, at its option, upon the occurrence of an Event of Default, discharge any taxes, liens or encumbrances of any of the Collateral or other Property or asset granted to Bank as security for the Obligations, and the Borrower will pay to the Bank on demand or the Bank in its sole discretion may charge to the Borrower all amounts so paid or incurred by it, together with interest thereon until paid at the rate set forth in the Revolving Note that applies during the continuance of an Event of Default.

6.19         Maintenance. Borrower will, and shall cause each Subsidiary to, keep and maintain the in good repair, working order and condition all of their respective properties and assets. Borrower will immediately notify the Bank of any material loss or damage to or any occurrence which would adversely affect the value of any such property or assets. Upon reasonable prior notice to Borrower, the Bank may, at its option, from time to time, take any other action that the Bank may deem proper to repair, maintain or preserve any of the Collateral, and the Borrower will pay to the Bank on demand or the Bank in its sole discretion may charge to the Borrower all amounts so paid or incurred by it, together with interest thereon until paid at the rate set forth in the Revolving Note that applies during the continuance of an Event of Default.

6.20         Insurance. Borrower will, and shall cause each Subsidiary to, maintain in force property and casualty insurance on all Collateral and all of their respective properties and assets against risks customarily insured against by companies engaged in similar businesses containing such terms and written by such companies as may be satisfactory to the Bank, such insurance to be payable to the Bank as its interest may appear in the event of loss and to name the Bank as insured pursuant to a standard loss payee clause; no loss shall be adjusted thereunder without the Bank’s approval; and all such policies shall provide that they may not be canceled without first giving at least thirty (30) days written notice of cancellation to the Bank. On or before the closing date hereof, the Borrower shall provide to the Bank (upon request) a Loss Payment Endorsement in form satisfactory to Bank and made a part hereof. In the event that the Borrower fails to provide evidence of such insurance, the Bank may, at its option, secure such insurance and charge the cost thereof to the Borrower. At the option of the Bank, all insurance proceeds received from any loss or damage to any of the Collateral shall be applied either to the replacement or repair thereof or as a payment on account of the Obligations. From and after the occurrence of an Event of Default, the Bank is authorized to cancel any insurance maintained hereunder and apply any returned or unearned premiums, all of which are hereby assigned to the Bank, as a payment on account of the Obligations.

6.21         Notification of Default. As soon as possible and in any event within ten (10) Business Days, upon becoming aware of the existence of any condition or event which constitutes an Event of Default, or any condition or event which would upon notice or lapse of time, or both, constitute an Event of Default, Borrower shall give Bank written notice thereof specifying the nature and duration thereof and the action being or proposed to be taken with respect thereto.

6.22         Notification of Material Litigation. As soon as possible and in any event within ten (10) Business Days, Borrower will notify the Bank in writing of any litigation or of any investigative proceedings of a governmental agency or authority commenced or threatened against it which would or might be materially adverse to the financial condition of Borrower or any Subsidiary or any material part of the Collateral.

6.23         Pension Plans. With respect to any pension or benefit plan maintained by Borrower or any Subsidiary, or to which Borrower or any Subsidiary contributes ("Plan"), the benefits under which are guaranteed, in whole or in part, by the Pension Benefit Guaranty Corporation created by the Employee Retirement Income Security Act of 1974, P.L. 93-406, as amended ("ERISA") or any governmental authority succeeding to any or all of the functions of the Pension Benefit Guaranty Corporation ("Pension Benefit Guaranty Corporation"), Borrower will (a) cause each Plan to be funded as required by the provisions of Section 412 of the Internal Revenue Code of 1986, as amended; (b) cause each Plan to pay all benefits when due; (c) furnish Bank (i) promptly with a copy of any notice of each Plan's termination sent to the Pension Benefit Guaranty Corporation (ii) no later than the date of submission to the Department of Labor or to the Internal Revenue Service, as the case may be, a copy of any request for waiver from the funding standards or extension of the amortization periods required by Section 412 of the Internal Revenue Code of 1986, as amended and (iii) notice of any Reportable Event as such term is defined in ERISA; and (d) subscribe to any contingent liability insurance provided by the Pension Benefit Guaranty Corporation to protect against employer liability upon termination of a guaranteed pension plan, if available to Borrower.

6.24         Hedging Contracts. Borrower shall have entered into an interest rate swap with the Bank (or, if applicable, a Bank Affiliate) no later than thirty (30) days after the date of this Agreement, in a notional amount of at least fifty percent (50%) of the original principal amount of the Term Loan Amount and for a term of not less than three (3) years.

6.25         Bank Accounts. Within thirty (30) days after Borrower's execution of a treasury management agreement with Bank, but in no event later than sixty (60) days after the Closing Date, Borrower shall have established, and shall have caused each of its Subsidiaries to have established, and each of them shall thereafter maintain all of their respective principal deposit accounts, including all operating accounts, with Bank other than (a) local payroll and petty cash accounts (i) for Unique South with aggregate balances not in excess of Five Thousand Dollars ($5,000.00) at any time, and (ii) for Unique Mexico having aggregate balances not in excess of One Hundred Thousand Dollars ($100,000.00) at any time; and (b) Unique Mexico's peso denominated accounts. At the option of the Bank, all loan payments and fees will automatically be debited from the Borrower’s primary operating account and all advances will automatically be credited to the Borrower’s primary operating account.

6.26         Unique South Mortgage. Within sixty (60) days after the Closing Date, Borrower shall have caused to be delivered to Bank, in form satisfactory to Bank, a first priority mortgage upon the LaFayette, Georgia, real property owned by Unique South, together with customary real property collateral documentation with respect thereto, including required environmental assessments, title insurance, survey, and flood plain certification.

6.27         Additional Subsidiaries. In the event of the formation or acquisition of any new Subsidiaries by Borrower or any of its Subsidiaries, Borrower shall cause to be granted to Bank, as additional security for the Obligations, an unlimited and secured guaranty from each Domestic Subsidiary, and first priority liens on and security interests in: (i) with respect to each Domestic Subsidiary, all tangible and intangible assets of such Domestic Subsidiaries, including but not limited to accounts receivable, inventory, machinery and equipment and general intangibles; (ii) 100% of the stock of each such Domestic Subsidiaries; and (iii) 65% of the stock of each such Foreign Subsidiaries; all pursuant to Loan Documents in form and content satisfactory to Bank.

7.	NEGATIVE COVENANTS

7.1           Financial Covenants. The Borrower will not, at any time, permit:

(a)	the Senior Leverage Ratio to exceed (i) 3.00:1.00 from the Closing Date until March 30, 2014; (ii) 2.50:1.00 as of March 31, 2014 until March 30, 2015, (iii) 2.00:1.00 as of March 31, 2015 and thereafter.

(b)	the Total Leverage Ratio to exceed (i) 4.25:1.00 from the Closing Date until September 29, 2013, (ii) 4.00:1.00 as of September 30, 2013 until March 30, 2014, (iii) 3.50:1.00 as of March 31, 2014 until March 30, 2015, and (iv) 3.00:1.00 as of March 31, 2015 and thereafter.

(c)	the Debt Service Coverage Ratio to be less than 1.20:1.00.

(d)	the Interest Coverage Ratio to be less than 3.00:1.00.

7.2           Limitations on Indebtedness. Borrower shall not, and shall not permit its Subsidiaries to, incur any indebtedness or create, assume, guarantee, become contingently liable for, or suffer to exist indebtedness in addition to indebtedness to the Bank, except (i) indebtedness or liabilities of Borrower directly connected with the Debentures, (ii) indebtedness or liabilities other than for money borrowed, that are unsecured and incurred or arise in the ordinary course of Borrower’s business, (iii) purchase money indebtedness and capital lease obligations incurred in connection with purchase and lease of fixed assets not to exceed, in aggregate amount at any time outstanding, One Hundred Thousand and 00/100 Dollars ($100,000.00), (iv) obligations with respect to the deferred portion of the Acquisition purchase price under Section 3.03 of the Acquisition Agreement, (v) Hedge Obligations existing or arising under Hedge Contracts permitted by Section 6.24; (vi) management fees accrued as permitted pursuant to this Agreement; (vii) endorsements of negotiable instruments in the ordinary course of business; and (viii) indebtedness consisting of the financing of insurance premiums (by grant to the insurer of right of offset against payment of benefits under the relevant policies) with respect to $2,000,000 term life insurance policy on the lives of John Weinhardt and Thomas Tekiele.

7.3           Liens. Borrower shall not, and shall not permit its Subsidiaries to, grant or allow to exist liens or encumbrances on their respective assets, other than to Bank and Permitted Liens.

7.4           Loans or Advances. Borrower shall not, and shall not permit its Subsidiaries to, make any loans or advances to any individual, partnership, corporation, limited liability company, trust, or other organization or person, including without limitation its officers and employees other than: (a) advances to its employees, including its officers, with respect to expenses incurred or to be incurred by such employees in the ordinary course of business which expenses do not exceed Fifty Thousand and 00/100 Dollars ($50,000.00) at any time outstanding (b) trade credit extended in the ordinary course of business in accordance with customary trade practices; and (c) working capital advances made from time to time by Borrower to Domestic Subsidiaries.

7.5           Dividends and Distributions. Borrower shall not, without prior written consent of the Bank, pay any dividends on or make any distribution on account of any class of Borrower's capital stock in cash or in property (other than additional shares of such stock), or redeem, purchase or otherwise acquire, directly or indirectly, any of such stock to the extent that, upon giving pro forma effect to the payment thereof, Borrower would not remain in pro forma compliance with the financial covenants set forth in Section 7.1 hereof.

7.6           Investments. The Borrower shall not, and shall not permit its Subsidiaries to, make investments in, or advances to, any individual, partnership, corporation, limited liability company, trust or other organization or person or purchase or otherwise invest in or hold securities, non-operating real estate or other non-operating assets or purchase all or substantially all the assets of any entity, other than (a) Existing Investments and (b) investments in new Subsidiaries and/or acquisitions of new Subsidiaries or assets of other Persons (i) not in excess of Five Hundred Thousand and 00/100 Dollars ($500,000.00) in aggregate amount and (ii) so long as, immediately prior to and upon giving pro forma effect to such investment or acquisition, (x) the Senior Leverage Ratio and Total Leverage Ratio (determined on a pro forma basis) are not less than .25 lower than the levels required to be maintained pursuant to Sections 7.1(a) and (b) hereof and (y) Borrower shall have remaining unutilized availability under the Revolving Loan not less than twenty percent (20%) of the lower of the Revolving Loan Amount or the Borrowing Base.

7.7           Merger. Borrower shall not, and shall not permit its Subsidiaries to, merge or consolidate or be merged or consolidated with or into any other entity other than pursuant to the Merger.

7.8           Sale of Assets. Borrower shall not, and shall not permit its Subsidiaries to, sell, lease or otherwise dispose of any of its assets, except inventory in the ordinary and usual course of business and except for machinery, equipment or other personal property which, as a consequence of wear, duplication or obsolescence, is no longer used or necessary in the Borrower's or such Subsidiary’s business.

7.9           Capital Expenditures. Borrower shall not, and shall not permit its Subsidiaries to, make any Capital Expenditures if, as a result thereof, the Capital Expenditures of the Borrower and its Subsidiaries in the aggregate would, as a result thereof, exceed $1,050,000 for the fiscal year 2013 and $1,000,000 for any fiscal year thereafter. In the event that the Borrower or any of its Subsidiaries has entered or hereafter enters into a capital lease with respect to fixed assets, for purposes of calculating Capital Expenditures under this Section 7.9, the lesser of (a) the aggregate amount of the present value of all minimum payments (excluding executory costs) due for the entire term of such capital lease, or (b) the cost of such fixed asset at the inception of such capital lease shall be considered expended in full on the date that the Borrower or such Subsidiary enters into such capital lease.

7.10         Other Business. Borrower shall not, and shall not permit its Subsidiaries to, engage in any business other than the business in which it is currently engaged or a business reasonably allied thereto.

8.	DEFAULT

8.1           Default. "Event of Default" shall mean the occurrence of one or more of any of the following events:

(a)	failure to pay in full any installment of principal or interest, regularly scheduled or termination payments under Hedging Contracts or any other Obligations when due under this Agreement, any other Loan Document, or any other agreement with the Bank or Bank Affiliate;

(b)	default in performance by Borrower or any Subsidiary, or any guarantor of the Obligations, of any covenant or agreement in this Agreement or any other Loan Document or other agreement with Bank or any Bank Affiliate and (in the case of such covenants or agreements other than those set forth in Sections 6.15, 6.20, 6.24, 6.25, 6.26 and Sections 7.1 through 7.10 hereof) continuation of such default without cure for a period in excess of thirty (30) days after the earlier of Borrower's actual knowledge thereof or Bank's written notice to Borrower thereof;

(c)	default or breach of any material liability, obligation or undertaking of the Borrower or any Subsidiary in excess of $100,000 to any person other than the Bank or any Bank Affiliate;

(d)	if any statement, representation or warranty heretofore, now or hereafter made by the Borrower or any Subsidiary in connection with any of the Loan Documents or any other agreement, document or instrument related to the Obligations, or in any supporting financial statement of the Borrower or any Subsidiary shall be determined by the Bank to be false or misleading in any material respect;

(e)	the liquidation, termination or dissolution of Borrower or any Subsidiary, or the merger or consolidation of Borrower or any Subsidiary with or into another entity (other than pursuant to the Merger), or its ceasing to carry on actively its present business or the appointment of a receiver for its property, or, without the prior written consent of the Bank;

(f)	the institution by or against the Borrower or any Subsidiary of any proceedings under the Bankruptcy Code 11 USC §101 et seq. or any other insolvency, debtor relief or debt adjustment law or any other law in which the Borrower or any Subsidiary is alleged to be insolvent or unable to pay its debts as they mature, or the making by the Borrower or any Subsidiary of an assignment for the benefit of creditors or the granting by the Borrower or any Subsidiary of a trust mortgage for the benefit of creditors;

(g)	a judgment or judgments for the payment of money in excess of $100,000 shall be rendered against the Borrower or any Subsidiary, and any such judgment shall remain unsatisfied and in effect for any period of thirty (30) consecutive days without a stay of execution;

(h)	any levy, lien (including mechanics lien), seizure, attachment, execution or similar process shall be issued or levied on any of the property of the Borrower or any Subsidiary;

(i)	the termination, cancellation, or disclaimer of liability or enforceability of any guaranty or subordination agreement given in connection with any of the Obligations;

(j)	the occurrence of any default under any document or agreement evidencing, securing or governing the Debentures; or

(k)	the occurrence of a Change of Control.

8.2           Acceleration. If an Event of Default shall occur, at the election of the Bank, all Obligations shall become immediately due and payable without notice or demand.

The Bank is hereby authorized, at its election, after an Event of Default, without any further demand or notice except to such extent as notice may be required by applicable law, to take possession and/or sell or otherwise dispose of all or any of the Collateral at public or private sale; and the Bank may also exercise any and all other rights and remedies of a secured party under the Code or which are otherwise accorded to it in equity or at law, all as Bank may determine, and such exercise of rights in compliance with the requirements of law will not be considered adversely to affect the commercial reasonableness of any sale or other disposition of the Collateral. If notice of a sale or other action by the Bank is required by applicable law, unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Borrower agrees that ten (10) days written notice to the Borrower, or the shortest period of written notice permitted by such law, whichever is smaller, shall be sufficient notice; and, unless prohibited by applicable law, the Bank, its officers, attorneys and agents may bid and become purchasers at any such sale, if public, and may purchase at any private sale any of the Collateral that is of a type customarily sold on a recognized market or which is the subject of widely distributed standard price quotations. Any sale (public or private) shall be without warranty and free from any right of redemption, which the Borrower hereby waives and releases effective, without any further action whatsoever, immediately upon the occurrence of an Event of Default, and may be free of any warranties as to the Collateral if Bank shall so decide. No purchaser at any sale (public or private) shall be responsible for the application of the purchase money. Any balance of the net proceeds of sale remaining after paying all Obligations shall be returned to such party as may be legally entitled thereto; and if there is a deficiency, the Borrower shall be responsible for repayment of the same to the Bank, each applicable Bank Affiliate and other party legally entitled thereto, with interest at the rate set forth in the Revolving Note that applies during the continuance of an Event of Default. Upon demand by the Bank, the Borrower shall assemble the Collateral and make it available to the Bank at a place designated by the Bank which is reasonably convenient to the Bank and the Borrower. The Borrower hereby acknowledges that the Bank has extended credit and other financial accommodations to the Borrower upon reliance of the Borrower's granting the Bank the rights and remedies contained in this Agreement and the other Loan Documents including without limitation the right to take immediate possession of the Collateral upon the occurrence of an Event of Default and the Borrower hereby acknowledges that the Bank is entitled to equitable and injunctive relief to enforce any of its rights and remedies hereunder or under the Code and the Borrower hereby waives any defense to such equitable or injunctive relief based upon any allegation of the absence of irreparable harm to the Bank.

All amounts received by the Bank in respect of the Obligations, whether from Borrower, any endorser of any Note or any other person, or from any disposition of any of the Collateral or other assets or properties securing Obligations or otherwise, shall be applied by the Bank in such order of priority as the Bank may elect, including, without limitation, if the Bank so elects, in the following order:

First, to pay all outstanding fees, expenses and costs of the Bank under the Loan Documents;

Second, to pay, pro rata, interest on the Notes and scheduled payments under all Hedging Contracts, if any;

Third, to pay, pro rata, principal outstanding on the Notes and all amounts due in accordance with the terms of the Hedging Contracts upon the termination thereof;

Fourth, to pay any other Obligations; and

Last, the balance, if any, to the Borrower or as otherwise required by law.

The Bank shall not be required to marshal any present or future security for (including but not limited to this Agreement and the Collateral subject to the security interest created hereby), or guarantees of, the Obligations or any of them, or to resort to such security or guarantees in any particular order; and all of its rights hereunder and in respect of such securities and guaranties shall be cumulative and in addition to all other rights, however existing or arising. To the extent that it lawfully may do so, the Borrower hereby agrees that it will not invoke and irrevocably waives the benefits of any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Bank’s rights under this Agreement or under any other instrument evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or guaranteed. Except as required by applicable law, the Bank shall have no duty as to the collection or protection of the Collateral or any income thereon, nor as to the preservation of rights against prior parties, nor as to the preservation of any rights pertaining thereto beyond the safe custody thereof.

8.3           Power of Attorney. The Borrower hereby irrevocably constitutes and appoints the Bank as the Borrower's true and lawful attorney, with full power of substitution, at the sole cost and expense of the Borrower but for the sole benefit of the Bank, upon the occurrence of an Event of Default, to convert the Collateral into cash, including, without limitation, completing the manufacture or processing of work in process, and the sale (either public or private) of all or any portion or portions of the inventory and other Collateral; to enforce collection of the Collateral, either in its own name or in the name of the Borrower, including, without limitation, executing releases or waivers, compromising or settling with any debtors and prosecuting, defending, compromising or releasing any action relating to the Collateral; to receive, open and dispose of all mail addressed to the Borrower and to take therefrom any remittances or proceeds of Collateral in which the Bank has a security interest; to notify Post Office authorities to change the address for delivery of mail addressed to the Borrower to such address as the Bank shall designate; to endorse the name of the Borrower in favor of the Bank upon any and all checks, drafts, money orders, notes, acceptances or other instruments of the same or different nature; to sign and endorse the name of the Borrower on and to receive as secured party any of the Collateral, any invoices, freight or express receipts, or bills of lading, storage receipts, warehouse receipts, or other documents of title of the same or different nature relating to the Collateral; to sign the name of the Borrower on any notice of the debtors or on verification of the Collateral; and to sign, if necessary, and file or record on behalf of the Borrower any financing or other statement in order to perfect or protect the Bank’s security interest. The Bank shall not be obliged to do any of the acts or exercise any of the powers hereinabove authorized, but if the Bank elects to do any such act or exercise any such power, it shall not be accountable for more than it actually receives as a result of such exercise of power, and it shall not be responsible to the Borrower except for its own gross negligence or willful misconduct. All powers conferred upon the Bank by this Agreement, being coupled with an interest, shall be irrevocable so long as any Obligation of the Borrower or any guarantor or surety to the Bank shall remain unpaid or the Bank is obligated under this Agreement to extend any credit to the Borrower.

8.4           Nonexclusive Remedies. All of the Bank’s rights and remedies not only under the provisions of this Agreement but also under any other agreement or transaction shall be cumulative and not alternative or exclusive, and may be exercised by the Bank at such time or times and in such order of preference as the Bank in its sole discretion may determine.

9.	MISCELLANEOUS

9.1           Waivers. The Borrower waives notice of intent to accelerate, notice of acceleration, notice of nonpayment, demand, presentment, protest or notice of protest of the Obligations, and all other notices, consents to any renewals or extensions of time of payment thereof, and generally waives any and all suretyship defenses and defenses in the nature thereof. No delay or omission on the part of the Bank or any Bank Affiliate in exercising any right under any of the Loan Documents shall operate as a waiver of such right or of any other right of the Bank, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. No course of dealing and no delay or omission of the Bank or any Bank Affiliate in exercising or enforcing any of its rights, powers, privileges, remedies, immunities or discretion under the Loan Documents or under applicable law shall constitute a waiver thereof; and no waiver by the Bank of any Event of Default shall operate as a waiver of any other Event of Default, or of the same Event of Default on any other occasion. No term or provision of any of the Loan Documents shall be waived, altered or modified except with the prior written consent of the Bank, which consent makes explicit reference to the term or provision in question. Except as provided in the preceding sentence, no other agreement or transaction, of whatsoever nature, entered into between the Bank or any Bank Affiliate and the Borrower at any time (whether before, during or after the effective date or term of this Agreement) shall be construed in any particular way as a waiver, modification or limitation of any of the Bank's (or any Bank Affiliate’s) rights, powers, privileges, remedies, immunities or discretion under the Loan Documents or applicable law (nor shall anything in any Loan Document be construed as a waiver, modification or limitation of any of rights, powers, privileges, remedies, immunities or discretion of the Bank under any such other agreement or transaction) and all of the same may be exercised by the Bank (or Bank Affiliate) at such time or times and in such order of preference as the Bank in its sole discretion may determine.

9.2           Deposit Collateral. The Borrower hereby grants to the Bank (for its own account and as agent on behalf of each Bank Affiliate to the extent an Obligation is owed to such Bank Affiliate at any time) a continuing lien and security interest in any and all deposits or other sums at any time credited by or due from the Bank or any Bank Affiliate to the Borrower and any cash, securities, instruments or other property of the Borrower in the possession of the Bank or any Bank Affiliate, whether for safekeeping or otherwise, or in transit to or from the Bank or any Bank Affiliate (regardless of the reason the Bank or Bank Affiliate had received the same or whether the Bank or Bank Affiliate has conditionally released the same) as security for the full and punctual payment and performance of all of the Obligations and such deposits and other sums may be applied or set off against the Obligations at any time, whether or not then due, whether or not demand has been made and whether or not other collateral is then available to the Bank or any Bank Affiliate.

9.3           Indemnification. The Borrower shall indemnify, defend and hold the Bank and each Bank Affiliate, as well as any assignee of the Bank as described in Section 9.8 below, and their respective directors, officers, employees, agents and attorneys (each an "Indemnitee") harmless of and from all claims, losses, liabilities (including negligence, tort and strict liability), damages, demands, judgments, settlements, suits, and all legal proceedings and any and all costs and expenses in connection therewith (including reasonable attorneys’ fees and expenses) (to the extent applicable given the circumstances, each a “Claim”) that in any way relate to or arise out of this Agreement or any of the other Loan Documents, the Obligations, the Collateral, or the Indemnitee’s relationship with the Borrower or any guarantor or endorser of the Obligations (each of which may be defended, compromised, settled or pursued by the Indemnitee with counsel of the Bank’s election, but at the expense of the Borrower); provided, however that, notwithstanding the foregoing, the Borrower shall have no obligation hereunder to indemnify, defend or hold harmless any Indemnitee for any Claim to the extent the Claim is determined by a final, nonappealable judgment by a court of competent jurisdiction to have resulted directly and proximately from the actual, but not imputed, gross negligence or willful misconduct of the Indemnitee. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the provisions of this Section 9.3 shall survive payment of the Obligations, and/or any termination or ineffectiveness of this Agreement, or any release or discharge related to the Obligations or this Agreement executed by the Bank (or the assignee) in favor of the Borrower.

9.4           Costs and Expenses. The Borrower shall pay to the Bank on demand any and all costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements, court costs, litigation and other expenses) incurred or paid by the Bank in establishing, maintaining, protecting or enforcing any of the Bank’s rights or the Obligations, including, without limitation, any and all such costs and expenses incurred or paid by the Bank in defending the Bank’s security interest in, title or right to the Collateral or in collecting or attempting to collect or enforcing or attempting to enforce payment of the Obligations, including in connection with post-judgment collection efforts, if any.

9.5           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute but one agreement.

9.6           Severability. If any provision of this Agreement or portion of such provision or the application thereof to any person or circumstance shall to any extent be held invalid or unenforceable, the remainder of this Agreement (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

9.7           Complete Agreement. This Agreement and the other Loan Documents constitute the entire agreement and understanding between and among the parties hereto relating to the subject matter hereof, and supersedes all prior proposals, negotiations, agreements and understandings among the parties hereto with respect to such subject matter.

9.8           Binding Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, and shall remain in full force and effect (and the Bank shall be entitled to rely thereon) until released in writing by the Bank. The Bank may transfer and assign any or all of its rights and obligations under this Agreement and/or any of the other Loan Documents and deliver all of any part of the Collateral to one more assignees, who shall, respectively, thereupon have all of such transferred and assigned rights and obligations of the Bank; and the Bank shall then be relieved and discharged of any responsibility or liability with respect to the transferred and assigned obligations. The Borrower may not assign or transfer any of its rights or obligations under this Agreement. Except as expressly provided herein or in the other Loan Documents, nothing, expressed or implied, is intended to confer upon any person, other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

9.9           Further Assurances. Borrower will from time to time execute and deliver to Bank such documents, and take or cause to be taken, all such other or further action, as Bank may request in order to effect and confirm or vest more securely in Bank all rights contemplated by this Agreement and the other Loan Documents (including, without limitation, to correct clerical errors) or to vest more fully in or assure to the Bank the security interest in the Collateral or other property or assets granted to Bank as security for Obligations by this Agreement or any other Loan Document or to comply with applicable statute or law and to facilitate the collection of the Collateral or other property or assets granted to Bank as security for Obligations (including, without limitation, the execution of stock transfer orders and stock powers, endorsement of promissory notes and instruments and notifications to obligors on the Collateral). Borrower authorizes the Bank to file financing statements, continuation statements or amendments without the signature of Borrower thereon, and any such financing statements, continuation statements or amendments may be filed at any time in any jurisdiction. Bank may at any time and from time to time file financing statements, continuation statements and amendments thereto which contain any information required by the Code for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether Borrower is an organization, the type of organization and any organization identification number issued to Borrower. Borrower agrees to furnish any such information to Bank promptly upon request. In addition, Borrower shall at any time and from time to time take such steps as Bank may reasonably request for Bank (i) to obtain an acknowledgment, in form and substance satisfactory to Bank, of any bailee having possession of any of the Collateral that the bailee holds such Collateral for Bank, (ii) to obtain "control" (as defined in the Code) of any Collateral comprised of deposit accounts, electronic chattel paper, letter of credit rights or investment property, with any agreements establishing control to be in form and substance satisfactory to Bank, and (iii) otherwise to insure the continued perfection and priority of Bank’s security interest in any of the Collateral and the preservation of its rights therein. Borrower hereby constitutes Bank its attorney-in-fact to execute, if necessary, and file all filings required or so requested for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; and such power, being coupled with an interest, shall be irrevocable until this Agreement terminates in accordance with its terms, all Obligations are irrevocably paid in full and the Collateral is released.

9.10         Amendments and Waivers. This Agreement may be amended and Borrower may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if Borrower shall obtain the Bank’s prior, express written consent to each such amendment, action or omission to act. No course of dealing and no delay or omission on the part of Bank in exercising any right hereunder shall operate as a waiver of such right or any other right and waiver on any one or more occasions shall not be construed as a bar to or waiver of any right or remedy of Bank on any future occasion.

9.11         Terms of Agreement. This Agreement shall continue in full force and effect so long as any Obligations or obligation of Borrower to Bank shall be outstanding, or the Bank shall have any obligation to extend any financial accommodation hereunder, and is supplementary to each and every other agreement between Borrower and Bank and shall not be so construed as to limit or otherwise derogate from any of the rights or remedies of Bank or any of the liabilities, obligations or undertakings of Borrower under any such agreement, nor shall any contemporaneous or subsequent agreement between Borrower and the Bank be construed to limit or otherwise derogate from any of the rights or remedies of Bank or any of the liabilities, obligations or undertakings of Borrower hereunder, unless such other agreement specifically refers to this Agreement and expressly so provides.

9.12         Notices. Any notice under or pursuant to the Loan Documents shall be a signed writing or other authenticated record (within the meaning of Article 9 of the Code). Any notices under or pursuant to the Loan Documents shall be deemed duly received and effective if delivered in hand to any officer or agent of the Borrower or Bank, or three (3) Business Days (meaning any day that is neither a Saturday, Sunday nor legal holiday on which the Bank is authorized or required to be closed at the address set forth above) after mailing if mailed by registered or certified mail, return receipt requested, addressed to the Borrower or Bank at the address set forth in this Agreement or such other address as either party may from time to time designate by written notice to the other party.

9.13         Governing Law. This Agreement and, unless provided to the contrary therein, the other Loan Documents shall be governed by federal law applicable to the Bank and, to the extent not preempted by federal law, the laws of the State of Michigan.

9.14         Reproductions. This Agreement and the other Loan Documents, as well as all other documents which have been or may be hereinafter furnished by Borrower to the Bank may be reproduced by the Bank by any photographic, photostatic, microfilm, xerographic or similar process, and any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business).

9.15         Jurisdiction and Venue. Borrower irrevocably submits to the nonexclusive jurisdiction of any Federal or state court sitting in the State of Michigan, over any suit, action or proceeding arising out of or relating to the Obligations, the Collateral or any of the Loan Documents. Borrower irrevocably waives, to the fullest extent it may effectively do so under applicable law, any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that the same has been brought in an inconvenient forum. Borrower hereby consents to any and all process which may be served in any such suit, action or proceeding, (i) by mailing a copy thereof by registered and certified mail, postage prepaid, return receipt requested, to the Borrower's address shown in this Agreement or as notified to the Bank and (ii) by serving the same upon the Borrower in any other manner otherwise permitted by law, and agrees that such service shall in every respect be deemed effective service upon Borrower.

9.16         JURY WAIVER. THE BORROWER AND BANK EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, AND AFTER AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL, (A) WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING IN CONNECTION WITH THE LOAN DOCUMENTS, THE OBLIGATIONS, THE COLLATERAL AND ALL MATTERS CONTEMPLATED HEREBY AND DOCUMENTS EXECUTED IN CONNECTION HEREWITH AND (B) AGREE NOT TO SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE, OR HAS NOT BEEN, WAIVED. THE BORROWER CERTIFIES THAT NEITHER THE BANK NOR ANY OF ITS REPRESENTATIVES, AGENTS OR COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WOULD NOT IN THE EVENT OF ANY SUCH PROCEEDING SEEK TO ENFORCE THIS WAIVER OF RIGHT TO TRIAL BY JURY.

9.17         Confidentiality of Borrower's Information. Bank agrees to maintain the confidentiality of all nonpublic information provided to it by the Borrower or any of Borrower's Subsidiaries, except that Bank may disclose such information (a) to Persons employed or engaged by Bank or any of Bank's Affiliates (including collateral managers of Bank) in evaluating, approving, structuring, documenting, closing or administering this Agreement or any Obligations; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 9.17 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by Bank to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Bank's counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which Bankis a party; (f) to any rating agency or investor of Bank that requires access to information about Bank's investment portfolio in connection with ratings issued or investment decisions with respect to Bank, but in such cases, the disclosure shall be limited to Borrower's name and size and type of facility only, unless otherwise required in order to comply with such requirements; (g) that ceases to be confidential through no fault of Bank. Notwithstanding the foregoing, Borrower consents to the publication by Bank of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement and Bank reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

[SIGNATURES ON FOLLOWING PAGE.]

Executed as an instrument under seal as of March ____, 2013.

Borrower:

UNIQUE FABRICATING INCORPORATED

By:

Its:

RBS Citizens, N.A.,

a national banking association

By:
Michael Farley
Its:	Vice President

[Signature Page to Loan and Security Agreement]

EXHIBIT 5.1

CLOSING CHECKLIST

DISCLOSURE SCHEDULE

to

Loan and Security Agreement

dated as of March 18, 2013